Exhibit 99.3
CONSENT OF UBS SECURITIES LLC
We hereby consent to the use of our opinion letter dated August 5, 2008 to the Board of Directors of General Maritime Corporation (“General Maritime”) included as Appendix B to the joint proxy statement/prospectus which forms a part of Amendment No. 3 to the Registration Statement on Form S-4 of Galileo Holding Corporation relating to the proposed transaction involving General Maritime, Arlington Tankers Ltd. and Galileo Holding Corporation and to the references to such opinion in such joint proxy statement/prospectus under the captions “Summary—Opinions of Financial Advisors Presented to the Boards of Directors—General Maritime”, “The Proposed Transaction—Background of the Proposed Transaction”, “The Proposed Transaction—Recommendation of the General Maritime Board; General Maritime’s Reasons for the Proposed Transaction” and “The Proposed Transaction—Opinion of General Maritime’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
/s/ UBS Securities LLC
October 29, 2008